Castelle and Subsidiaries	Exhibit 23.1

Consent of PricewaterhouseCoopers LLP
Independent Accounts

We consent to the incorporation by reference on the Registration Statement of Castelle and Subsidiaries on Form S-8 (File Numbers 33-75247, 333-21845 and 333-060683) of our report dated February 21, 2002, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
San Jose, California
March 28, 2002